Bravo Brio Restaurant Group, Inc. Announces the Successful Completion of Secondary Public
Offering of Common Shares

COLUMBUS, OHIO – April 1, 2011 – Bravo Brio Restaurant Group, Inc. (“BBRG”) (NASDAQ: BBRG) announced today the successful completion of a secondary public offering of 4,577,122 of its common shares at a public offering price of $16.25 per share, which included 416,102 shares sold to the underwriters to cover over-allotments. All of the shares were offered by certain existing shareholders of BBRG. The selling shareholders include affiliates of two private equity firms, Bruckmann, Rosser, Sherrill & Co. Management, L.P. and Castle Harlan, Inc.

Jefferies & Company, Inc., Piper Jaffray & Co. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. The co-managers are KeyBanc Capital Markets Inc. and Morgan Keegan & Company, Inc. A copy of the final prospectus related to this offering may be obtained by contacting Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Syndicate Prospectus Department, or by calling toll-free 888-449-2342 or by email to prospectus—department@jefferies.com; Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by calling toll free 800-747-3924 or by email to prospectus@pjc.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling toll-free 800-326-5897 or by email to cmclientsupport@wellsfargo.com. The final prospectus also may be obtained on the Securities and Exchange Commission’s Web site at www.sec.gov.

About Bravo Brio Restaurant Group, Inc.

BBRG is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Contacts:

Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com